Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-136168 and No. 333-157356) pertaining to the 2002 Stock Incentive Plan and the Amended and Restated 2006 Incentive Award Plan of WNS (Holdings) Limited of our report dated June 15, 2010 with respect to the consolidated financial statements as of March 31, 2010 and for each of the years ended March 31, 2010 and 2009 of WNS (Holdings) Limited included in Form 20-F for the year ended March 31, 2011.
/s/ Ernst & Young
Mumbai, India
April 29, 2011